UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Biogen Idec Inc.

(Name of Registrant as Specified In Its Charter)

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June 13, 2008
Dear Fellow Stockholder:
LATE BREAKING NEWS!
LEADING, INDEPENDENT PROXY ADVISORY SERVICES
RECOMMEND VOTING FOR YOUR BOARD’S NOMINEES
We would like to share with you some important, late-breaking news. The world’s three leading, independent proxy advisory services – RiskMetrics Group/ISS Governance Services, Glass Lewis & Co. and PROXY Governance – have recommended that Biogen Idec stockholders vote FOR all four of the Board’s nominees at the Annual Meeting on June 19th. We are very pleased that these proxy advisory services, which are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries, have recognized Biogen Idec’s outstanding track record of delivering stockholder value. In endorsing the Biogen Idec nominees, RiskMetrics, Glass Lewis, and PROXY Governance recommend that their clients NOT vote on the Gold proxy card sent by Carl C. Icahn. The proxy advisory firms also endorsed voting with the Board’s recommendations on all other proposals outlined in the Company’s proxy statement.
The four highly regarded and accomplished individuals nominated by the Biogen Idec Board are: Cecil B. Pickett, Ph.D., Lynn Schenk, J.D., Phillip A. Sharp, Ph.D., and Stelios Papadopoulos, Ph.D.
In its report, RiskMetrics stated:
•	“...the dissident has not met its burden of proving that board change is warranted at Biogen. Absent a showing that the incumbent board has failed in some fashion, we find it difficult to support the removal of directors...”

•	“...the dissident has not raised any specific claims of company underperformance. Biogen appears to have outperformed its peers on a TSR basis over numerous timeframes. No evidence has been proffered to indicate that the company lags its peers on operational metrics..... The industry analyst consensus is that Biogen has performed well from a strategic perspective.”

•	“We cannot conclude the sales process, ultimately disappointing for Biogen shareholders, was designed for failure.... The Biogen board faced a tough predicament. The CIC (change in control) provisions of the collaboration agreement with Elan gave Elan effective input into the sales process that would inevitably weaken the Biogen board’s negotiating leverage. The challenge facing the board was to limit the leverage leakage... In the end, only one bidder bothered to enter the second round, and that bidder did not submit an offer. There is no evidence that the process design was the reason for the withdrawal instead of a myriad of other potential reasons...”
Glass Lewis stated in its report:
•	“...we believe that shareholders should support management’s nominees. In our opinion the current board and executives have created substantial value for shareholders and we believe that the Company has solid growth opportunities as a stand-alone entity.”
And PROXY Governance reported:
•	“Given the track record of this board and its management team over the five years since Biogen and Idec merged, as well as significant performance targets to which the company has committed itself through 2010, we believe shareholders will be better served by re-electing the management slate of nominees.”
PROTECT YOUR INVESTMENT—VOTE FOR YOUR BOARD’S NOMINEES
Your Board is committed to continue producing outstanding financial results and to increasing the value of your investment. Do not let Carl Icahn disrupt the Company’s progress. Please use the enclosed WHITE proxy card to vote FOR your Board’s nominees TODAY—by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.
Thank you again for your support,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

Time is Short, and Your Vote is Important!
If you have questions about the last-minute voting of your shares, or need additional information, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833

Safe Harbor
This letter to stockholders contains forward-looking statements which appear under the heading “Protect Your Investment—Vote For Your Board’s Nominees” above. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist stockholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.